Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                  INVESCO V.I. SELECT DIMENSIONS BALANCED FUND
               INVESCO V.I. SELECT DIMENSIONS DIVIDEND GROWTH FUND
          INVESCO V.I. SELECT DIMENSIONS EQUALLY-WEIGHTED S&P 500 FUND

Special Meetings ("Meetings") of Shareholders of Morgan Stanley Select Dimensions Investment Series - Balanced Portfolio, Morgan Stanley Select Dimensions Investment Series - Dividend Growth Portfolio and Morgan Stanley Select Dimensions Investment Series - Equally Weighted S&P 500 Portfolio were held on Tuesday, May 11, 2010. The Meetings were held for the following purpose:

(1)  Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                            Votes     Votes      Broker
Matter                                                         Votes For   Against   Abstain   Non-Votes
------                                                         ---------   -------   -------   ---------
(1)  Approve an Agreement and Plan of Reorganization.
     Morgan Stanley Select Dimensions Investment Series -
     Balanced Portfolio                                        2,988,457    60,378   210,082       0
     Morgan Stanley Select  Dimensions  Investment  Series -
     Dividend Growth Portfolio                                 6,151,950   181,214   443,507       0
     Morgan Stanley Select  Dimensions  Investment Series -
     Equally Weighted S&P 500 Portfolio                        5,771,820   206,452   350,088       0